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Infinity Pharmaceuticals, Inc.

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This filing consists of the transcript of a conference call with investors held by Infinity Pharmaceuticals, Inc. (“Infinity”) on November 20, 2008.

MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome everyone to the Infinity Pharmaceuticals Business Transaction Call. This call is being recorded. At this time, I’d like to turn the call over to Steven Kafka, Vice President of Finance. Please go ahead, sir.

Steven J. Kafka, Ph.D., Vice President, Finance

Hello, and thank you for joining us on the call today. This morning we announced that Infinity has entered into a major strategic alliance with Purdue Pharma and its associated company, Munidpharma. Earlier today, we issued a press release and filed a Form 8-K with the SEC providing details of the strategic alliance. Both of these documents can be found on our website at infi.com. In addition, a webcast and transcript of this call will be available on our website by 5 O’ Clock this afternoon and will be archived there until December 3.

I’m here today with Adelene Perkins, our President and Chief Business Officer, who will lead off the call with an overview of the alliance and its role in Infinity’s overall business strategy. Julian Adams, our President of R&D and Chief Scientific Officer will then provide his perspective on the alliance benefits for our R&D Organization and for our future discovery and development efforts. And we’ll wrap up the call today with comments from Steve Holtzman, our Chair and CEO.

On this call, we will be discussing this alliance and how it will help drive and support our future discovery and development efforts, our collaborations, timing for clinical trial activities, our financial position and other future expectations. These remarks constitute forward-looking statements for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act. It is possible that our actual results may differ from what we project today due to the factors, which are described in the risk factor section of our most recent 10-Q filed with the SEC on November 5.

While these forward-looking statements represent our views as of today, they should not be relied upon any future as representing of then current views. We may update these statements in future, but we’re not taking on an obligation to do so.

Also since a portion the transaction described on this call requires the approval of shareholders, we’ve planned to file with the SEC and mail to our shareholders a proxy statement that will contain important information about Infinity, the transactions and related matters. We strongly encourage you to read the proxy statement carefully when it is available. The forward-looking statements made in this call are also dependent on us receiving shareholder approval.

So with that, let me now turn it to Adelene to set things of. Adelene?

Adelene Q. Perkins, President and Chief Business Officer

Thanks, Steve and good morning everyone. We’re thrilled to be sharing this news with you today, which represents a truly exciting development for Infinity, as well as for our new partners at Purdue Pharma and its European affiliate, Mundipharma. At its most fundamental level, this relationship enables Infinity to realize our vision of becoming a fully-integrated independent company that brings important new medicines to cancer patients. It provides us access to the ever important capital, which is necessary for our incredible R&D organization to do what they do best, discover and then develop important new medicines for patients. It enables us to continue to operate nimbly as an intensively data driven company and to build upon and enhance our culture of citizen ownership that we hold so dear.

Having just entered our first registration trial with two additional products in clinical development behind it, this deal also enables us to focus our attention on developing the market in preparation for commercialization of these drugs. Lastly, while Infinity is focusing its commercial efforts on the U.S., this partnership ensures global reach for our products by providing access to a worldwide commercial organization.

On a more personal level, this is the type of relationship that I’ve aspired to establish since our very early stage of Infinity. We’ve been fortunate to find in Purdue a group of people who share a vision for what we can accomplish together, who believe in us in what we are doing, who appreciate and respect our desire for independence and who have been willing to structure a relationship that reflects both our shared vision and a confidence in our ability to realize it. We truly appreciate their support, which we believe will enable us to bring great value to patients, shareholders, Infinity citizen-owners and our new partners at Purdue.

So now let me turn to the deal. This relationship bolsters our already strong financial profile. We have a solid current cash position. We also have an ongoing collaboration with AstraZeneca on our leading Hsp90 program. Now, combined with this Purdue Pharma alliance, we expect our cash run-rate to extend well into 2013 beyond the anticipated launch of our first product IPI-504. We are therefore able to continue to invest in our very productive discovery efforts to expand our development teams and to build out our commercial infrastructure.

As many of you know, Purdue Pharma is a privately held pharmaceutical company headquartered in Stamford, Connecticut engaged in drug development and commercialization in the U.S. And Mundipharma is an affiliated company with a strategic focus on oncology drug development and commercialization in Europe.

Let me describe the transaction structure and key components of the relationship; first, Purdue Pharma has made an equity investment in Infinity and has signed a strategic alliance agreement encompassing product rights and research funding commitments that I will detail in a moment. Following a proxy solicitation period receipt of shareholder approval and the satisfaction of other customary closing conditions, Purdue will make an additional equity investment in Infinity and will make available line of credit. We anticipate holding a shareholder meeting in January of 2009 where shareholders can vote whether or not to improve this further equity investment. With that transaction structure as a backdrop, let me describe the key financial components of the relationship.

First, Purdue will invest up to $75 million in Infinity through the purchase of 6 million shares of equity in two tranches. The first tranche was a $45 million purchase of 4 million shares of Infinity common stock at $11.25 per share, a 112% premium over yesterday’s closing price. The second tranche subject to shareholder approval and customary closing condition is an investment of $30 million through the purchase of 2 million shares of common stock and warrants to purchase 6 million shares of common stock at $15 per unit. The warrant are exercisable between the second closing date and June 30 of 2012. The exercise prices are quite attractive ranging from 15 to $40 per share.

The full warrant schedule can be found in the Form 8-K we filed this morning. Upon shareholder approval, the combination of shares purchased, exercisable warrant and the ability to purchase up to 2.4 existing shares on the open market means that Purdue’s maximum potential ownership can grow to 33.3% on a fully diluted basis. Anything above that would trigger anti-takeover provisions in our corporate charter.

The second financial component of our relationship is that Mundipharma will fund 100% of the cost of all of our research of product development program other than Hsp90. This funding commitment subject to certain termination rights lasts until the later of the start of the first Phase III trial for the program or December 31 of 2013. If the program starts Phase III studies after the end of 2013,

Infinity and Mundipharma will share the cost of development equally. Notably, this funding is not milestone based. Over the next three years, we estimate this funding may total approximately $200 million and if Mundi elect to extend its funding obligation to encompass its currently contemplated scope, this funding may exceed $400 million over the next five years. Finally, contingent upon the second equity closing Purdue will make available to Infinity a $50 million line of credit. This line of credit may be used by Infinity for any business purpose. Borrowed funds will accrue interest at prime and principal and interests are to be repaid in either cash or Infinity stock at our election by the 10th anniversary of the second closing.

To summarize the benefits of this relationship for our financial profile Purdue’s funding of our research pipeline reduces our burn rate. And contingent upon shareholder approval of Purdue’s second equity purchase, we expect to have approximately $150 million in cash by the middle of January 2009. We anticipate therefore that our cash run rate now extends at least well into 2013.

Let me now turn to the product rights component of the relationship. Specifically and very importantly, Infinity has retained independent responsibility for the discovery and global development of oncology products in our pipeline including our Hedgehog Pathway Inhibitor, IPI-926 and all new anti-cancer programs initiated during the term of the alliance.

Infinity also retails exclusive rights and responsibilities for commercialization of our oncology products in United States. We’re entitled to receive a double-digit royalty on net sales resulting from Mundipharma’s commercialization of these oncology products in the rest of the world.

Furthermore, Infinity is entitled to receive a double-digit royalty on net sales resulting from Purdue’s worldwide right to develop and commercialize products arising from our Fatty Acid Amide Hydrolase or FAAH discovery program, an exciting new program that Julian will describe further.

Since our inception Infinity’s business team has endeavored to be as innovative in our business practices as our scientific colleagues are in R&D. Our goal has been to craft alliances to give us the resources and rights necessary to sustain our vibrant discovery engine to build out our development capability and eventually to take our products all the way to the market. We believe this integrated strategy is essential to creating significant shareholder value.

This alliance with Purdue exemplifies the innovation and progression and the design and purpose of our alliance strategy. In the early years, we entered alliances with large pharma partners around our technology platforms designed primarily to raise non-dilutive capital without selling off key value creating components of the business. Next, we entered into product alliances with Novartis and MedImmune, now AstraZeneca that have enabled us to build out our translational medicine, clinical and pharmaceutical development capabilities.

Today, we have consummated an alliance that through retention of global development rights and U.S. commercialization rights in oncology may enable us to drive the products we are developing all the way to the market place. We’re executing on our vision. Going forward Infinity maintains its independence and has the resources to fulfill our mission for patients and enable us to create significant shareholder value for shareholders.

In closing, I’d like to convey my thanks to a number of people. First and foremost to the incredible R&D team that Julian has assembled. It is your amazing work that is the basis of this alliance. To our new colleagues at Purdue, you share our commitment to making a difference in patient lives and you appreciate the importance of structuring a relationship that preserves Infinity’s independence and strengthens our culture citizen ownership.

To my business and legal colleagues, for viewing every aspect of structuring this alliance as an opportunity to create a craft — creative mutually beneficial solutions and to all the citizen owners of Infinity now in our Jazz Café, it is a privilege to be your colleague and to represent your work. And lastly, to the investment community, we appreciate your continued support.

I’ll now pass the call over to Julian.

Julian Adams, Ph.D., President of R&D and Chief Scientific Officer

Thank you, Adelene. I couldn’t agree with you more. Today is a great day for Infinity and the mission we are pursuing. I’m fortunate to have spent the last 26 years of my life engaged in my passion, discovering and developing new medicines that can make a meaningful difference in patients lives. My greatest source of satisfaction is the letters and calls I receive from patients and their loved ones, who have benefited from drugs I’ve been involved in discovering and developing.

When I joined Steve and Adelene at Infinity, my goal was to create a unique R&D organization and a culture fueled by a passion for drug hunting. I wanted to pursue that goal in an environment where well-conceived and executive business practices enable the efforts of smart and dedicated R&D teams. I can say that we’ve created such team and environment at Infinity. I’m absolutely delighted by this alliance with Purdue. I see it as providing us with the resources that allow us not only to continue our pioneering and highly productive efforts, but to thrive for the years to come. We already have a broad set of capabilities from early discovery through translational medicine, clinical, regulatory and pharmaceutical development. This alliance with Purdue will allow us to continue to expand these capabilities in all disciplines and drive our pipeline forward.

We’ve three innovative clinical candidates in our pipeline, all of which have tremendous potential. The RING trial positions our lead product IPI-504 to be the potential first Hsp90 Inhibitor to reach the market. And our oral Hsp90 IPI-493, which I believe is a winner. It’s still steadily moving through Phase I.

Lastly, our Novel Hedgehog Pathway Inhibitor, IPI-926 is also in Phase I and has shown compelling pharmaceutical properties and significant anti-tumor activity in preclinical models.

Behind these molecules, we have cutting-edge discovery programs. Including one, directed to a promising, an emerging target to treat neuropathic pain, fatty acid amide hydrolase, FAAH, is a very exciting program and we anticipate nominating our clinical candidate shortly. I look forward to sharing with you our efforts in this program in the near future.

A drug hunting mentality and the integration of discovery and development is essential when it comes to oncology drugs. While a new molecular entity is discovered, the medicine is developed and built over time. Discovery therefore does not stop, indeed in many ways, it increases during clinical development, which is especially true, as we expand our knowledge of the molecular bases for disease. With these resources, this alliance provides we can do it all now.

Our productivity also fundamentally relies on the multiplier effect that we achieved through an extensive network of collaborators, in discovery, in clinical development, in process development and manufacturing.

We look forward to working with our new colleagues at Purdue and Mundipharma, who have experience in oncology clinical development and regular — and regulatory capabilities in Europe and Asia. Guys, we have the opportunity to do something amazing together creating exciting new medicines that will make a meaningful difference in patients’ lives. I’m really [indiscernible] about this. And with that I’ll pass the call over to Steve Holtzman. Steve?

Steven H. Holtzman, Chairman and Chief Executive Officer

Thank you, Julian and thanks Adelene. And thanks to all of you on the call today. I appreciate you joining us.

Now during our quarterly conference calls, I often begin by reciting Infinity’s mission to build the community and company capable of sustainably discovering, developing and delivering to patients innovative, important new medicines that will make a material difference in their health, well-being and lives. I ask you to consider the components of that mission. You can’t help but be struck by just how audacious it is.

To start with, we all know the rates of attrition in our industry. Developing a single new drug is a rare occurrence even for a mature pharmaceutical company. Add to that the additional challenge not only of building a new company, but building it in a manner and with a culture that will bring forth new medicines on a sustainable basis. And quite simply what you’ve done is raised an already high bar to certainly high-level.

But it has been done in our industry. Rarely? Yes. But it has been done, it has been done and we see this alliance with Purdue is providing us with the opportunity over the next five to 10 years to join that rare club. And let me explain why.

Sustainably producing important new drug candidates requires not only great science, but also a drug hunting mentality and a passion. Excellence in R&D must extend beyond the basic sciences, not only into the clinic in the form of world-class translational medicine, but also to the manufacturing plant in the form of world-class processing pharmaceutical development and regulatory and business and all of the disciplines. Many biotechs start their lives with great basic science, but they never get the opportunity to flourish independently, because no sooner do they develop an interesting preclinical or early clinical molecule then they have to out-license in order to generate cash.

The biotech company gets back on the discovery hands to wheel [ph] essentially becoming a contract R&D shop. Now for the fortunate biotech that manages to take its innovative new medicine in to the clinic, a new challenge arises. You have to fund expensive later stage clinical trials. And the fair truth is we’ve all seen many cash strapped biotech companies make the painful decision either to shutdown discovery or to out-license their molecule and give up a substantial role in its future value. The innovation and passion in drug hunting essential to sustainably discovering and developing important new medicines is lost, sometimes forever and the commercialization rights necessary for creating exceptional shareholder value is also lost.

There are however examples of companies that have managed to navigate their way through these challenges. Of course Amgen and Genentech will immediately come to mind for most of us.

If you look at their histories, at that moment when they faced the critical dilemmas I’ve just described, the solution was in entering into unique form of alliance with a larger company, with Roche as we all know in the case of Genentech and with Kirin in the case of Amgen.

The salient enabling features of those relationships were as follows; first, the large company provided the biotech company with sufficient cash to develop its late stage products, while also being able to keep alive a vibrant discovery engine to create a pipeline for the future. Second, the large company appreciated the importance of and left intact the independence and culture of the biotech company. And third, the biotech company retained material commercialization rates, particularly in the United States giving us the chance to create truly exceptional long-term shareholder value.

The alliance we’ve entered into today with Purdue, has been designed to recapitulate all of these features. It comes at an inflection point in Infinity’s evolution and has the essential elements for success to powerfully facilitate our ability to create exceptional shareholder value over the next 5 to 10 years.

In sum, we have all that any young biotech company could ever ask for the opportunity to succeed or fail based on our merits, based on the quality of our efforts. And so my colleagues 100 plus of you in the Jazz Cafe, Rock ‘n’ Roll. With that we’re happy to take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. We’ll take our first question from Simos Simeonidis with Rodman and Renshaw.

<Q – Dr. Simos Simeonidis>: Good morning and congrats everyone on a fantastic deal. The premium that you received from on the 4 million shares and the whole structure of the deal I think speaks to the quality of the team on the business side and Julian’s team of course. Couple of housekeeping questions. Are you going to receive the 45 million right away or when do you expect that?

<A – Adelene Perkins>: Yes, the 45 million has been received.

<A>: It’s in the bank accruing interest.

<Q – Dr. Simos Simeonidis>: Okay. And so based on my calculation right now, they would own about 16% of the company, Purdue would own 16% of the company right now, 4 million shares plus about 20 that’s you have, is that correct?

<A – Adelene Perkins>: That is correct, yes.

<Q – Dr. Simos Simeonidis>: Okay. And then the 30 million that you’re going to get upon the — in January. Is that for the 2 million shares that’s the one thing I wasn’t clear about?

<A – Adelene Perkins>: Yes, that’s correct. The $30 million is for 2 million shares.

<Q – Dr. Simos Simeonidis>: Okay.

<A – Adelene Perkins>: And the 6 million warrants which have the prices that escalate from $15 a share to $40 a share between the date of the second closing and middle of 2012.

<A>: Adelene it might be worth just breaking that down, it’s in the 8-K but the 6 million shares come in three tranches hadn’t — you want to sort of go through that a bit?

<A – Adelene Perkins>: Sure. So there is a first tranche of shares that are purchasable about from the close up through the middle of 2010 at $15 a share. The next —

<A>: 15 rising to $20 a share.

<A – Adelene Perkins>: It’s rising over that period. The next group are exercisable at $20 a share rising to $30 a share and the third tranche are exercisable beginning at $30 a share and rising to $40 a share.

<A>: And those three tranches totaling 6 million, the $15 to $20 shares is 1 million of those. There is 2 million shares at $20 to $30 a share and 3 million shares at $30 to $40 a share.

<A – Adelene Perkins>: That’s correct.

<Q – Dr. Simos Simeonidis>: That’s great.

<A – Adelene Perkins>: And if all of those warrants are exercised as well as the right to buy certain shares on the open market, it’s possible that Purdue would own up to 33.3% of Infinity on a fully diluted basis.

<A – Steven Holtzman>: And lastly, since we’re reviewing the financials as Adelene said upon the second close it becomes available to us a $50 million line of credit, which effectively is structured as a balloon note with no interest or principal payable during the 10 years. And on the 10th anniversary it would be repayed in a balloon at our election in cash or Infinity shares.

<A – Adelene Perkins>: And as Steve mentioned to see the real detail behind the warrants and the exercised time periods and prices, it’s outlined in a very simple table in our 8-K.

<Q – Dr. Simos Simeonidis>: Great, thanks. And final question on — so assuming things get approved in January by your shareholders, the additional 2 million shares that Purdue and Mundipharma would buy, would being [ph] total to 6 million, they would own about 23% of the company again, right? Is that — does that make — is that right?

<A>: 6/26ths issued and outstanding basis, and 6/30ths approximately on a fully diluted basis.

<Q – Dr. Simos Simeonidis>: All right, thanks. Congrats again on a great deal and I’ll jump back in the queue.

<A – Adelene Perkins>: Great, thank you.

Operator: [Operator Instructions]. We go next to Eun Yang with Jefferies & Co.

<Q – Eun Yang>: Hi guys. Thanks for taking my question. Can you tell us [ph] on R&D spending going forward, because they will be reimbursing for the programs cover on this agreement?

<A – Adelene Perkins>: Yes. Well, an important aspect of the relationship is that it includes all of our programs other than Hsp90, which is partnered with AstraZeneca, and so our Hedgehog program or FAAH program, and all of our discovery programs. And they will be funding 100% of the R&D on those programs during this first three-year period. What we have estimated is that there will be approximately $200 million.

<A – Steven Holtzman>: And they have the right to extend that three-year period with two one-year extensions again by paying 100% of the R&D programs in which they are participating.

<A – Adelene Perkins>: That’s correct. So it is extended beyond the initial three-year to include the full five-year period. We would expect the R&D funding to be approximately $400 million in that five-year period.

<A – Steven Holtzman>: And then lastly, if a program enters Phase III during the five-year, what you see is that, they pay 100% if it enters Phase III after five years, then we would split those cost 50/50.

<Q – Eun Yang>: All right. Thank you very much, and congratulations on a great deal.

<A – Adelene Perkins>: Thank you.

Operator: [ Operator Instructions]. We have a follow-up question from Simos Simeonidis with Rodman & Renshaw.

<Q – Dr. Simos Simeonidis>: Yes. Hi again guys. The — one thing I wanted to ask was Purdue and Mundipharma, they are not household names in terms of oncology. I know they have done really, really well in other areas and at the end of the day, it doesn’t matter because they are paying the bill and you guys are running the program. But could you give us any color on your selection of your partners?

<A – Adelene Perkins>: Sure. One of the reasons we’re very excited about Purdue and Mundipharma is that they have a real commitment to building a presence in oncology which they have initiated with their European unit Mundipharma and through this relationship, they are interested in continuing to build their oncology capabilities with rights to commercial products. So they have an existing organization and it allows us to have the commercial reach outside of the U.S. as you highlighted, our team is responsible for the global development of the programs and registration and then we can tap into their commercial expertise outside the U.S.

<A – Steven Holtzman>: And you know clearly, Simos, given our desire to forward integrate to the market in U.S. is facilitated by the fact that Purdue is not an oncology company in the U.S. So it’s very complimentary. We did mention and will talk more about it in the future, we do have a discovery program directed to fatty acid amide hydrolase for neuropathic pain. There Purdue is a powerhouse globally and that’s why we structured it that we will only take that program up through Phase I at which time Purdue can elect to take it on and be responsible for global development and commercialization and will drop back into the royalty position, double-digit, very attractive. On that our decision is that we need to remain focused at this time in our revolution in oncology in terms of development and U.S. commercialization.

<Q – Dr. Simos Simeonidis>: Okay. And then final thing Adelene, you mentioned I think a couple of times that the deal is for everything except for Hsp90. Of course, it’s everything except Bcl-2 program.

<A – Adelene Perkins>: That’s correct. That’s correct. Our relationship on Bcl remains intact with Novartis. I’m glad you raised that. The reason I didn’t highlight it is the structure of our Bcl relationship with Novartis is such that we have no [indiscernible] to them. So they are responsible for the development and commercialization of that program.

<Q – Dr. Simos Simeonidis>: All right. Thank you and congrats again on a great deal.

<A – Steven Holtzman>: Thanks, Simos.

<A – Adelene Perkins>: Thank you.

Operator: We’ll go next to Chad Messer with Piper Jaffray.

<Q – Chad Messer>: Hi guys. Congratulations on a really fantastic looking deal. I just wanted to make sure, your calling is mostly a cancer alliance except to the FAAH program that you highlighted. If you did discover — I know your cancer [indiscernible] you did discover something else outside of oncology. Is that included in this deal or excluded from this deal?

<A – Adelene Perkins>: Yeah, that’s a great question. Thanks for clarifying. The spirit of our relationship is that everything that we do during this three-year period with the possibility of extending it for an additional two year, we will be doing together. And so all of our discovery efforts by virtue of the fact that they’re funded by Purdue, they will have the right to continue to participate with us in those programs during this research period.

<A – Steven Holtzman>: And I think as it raises to give you some insight in the discovery here, we are a cancer focused company but we’re also opportunistic. And what do we mean by opportunistic is we find the target which is emerging what we call well credentialed, but not to well-trodden and we have a — what we believe is a unique insight or a unique capability with respect to the target. And they really come bubbling up from with inside the organization. We’ll put a small team on it, and if they make progress we’ll jump all over it. That’s what happened in the case of FAAH, we’re excited about the target that Julian and his guys had what we believe were some unique chemical insights about how to attack it. So, again cancer focused, but opportunistic based on strong capabilities.

<A – Adelene Perkins>: Yeah. And I think what’s very important to highlight is based on the nature and the structure of our relationship we’re really delighted to include things to the extent that we were to discover something outside of oncology. We’re really delighted to include them in this relationship and we believe that it will continue to enable us to build the kind of company that we want to.

<A – Julian Adams>: And Chad this is Julian. Just to be very clear with our audience and our R&D staff. We are very focused in oncology. It happens from time to time that we will think outside the box and fund a new gem, that’s just a function of our brains working overtime. But let no one be — no one doubt our commitments to making cancer a chronic disease.

<Q – Chad Messer>: Great. Thanks so much and congratulations again.

Operator: And there are no more questions at this time. I would like to turn the conference back over to Mr. Kafka for any additional or closing comments.

Steven J. Kafka, Ph.D., Vice President, Finance

Thank you operator. And thank you to everyone for taking the time to join us on the call this morning. We hope that we’ve been able to address your questions. Thanks again and have a great day.

Operator: This concludes today’s conference. We thank you for your participation. Have a nice day.

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IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Infinity plans to file with the United States Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement in connection with the issuance of the shares of its common stock (the “Second Closing Shares”) and the warrants to purchase shares of its common stock (the “Warrants”) to Purdue Pharma L.P. and Purdue Pharmaceutical Products L.P. (together, the “Purchasers”) at the second closing (the “Second Closing”) contemplated by the securities purchase agreement (the “Securities Purchase Agreement”) executed by Infinity with such parties in connection with the transactions described herein. The proxy statement will contain important information about Infinity, the sale of the Second Closing Shares and the Warrants and related matters. Investors and security holders are urged to read the proxy statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the proxy statement (when it is available) and other documents filed with the SEC by Infinity through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement (when it is available) from Infinity by contacting Monique Allaire at Monique.Allaire@infi.com.

Infinity and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the sale and issuance of the Second Closing Shares and the Warrants. Information regarding Infinity’s directors and executive officers is contained in Infinity’s Annual Report on Form 10-K for the year ended December 31, 2007 and its proxy statement dated April 10, 2008, which are filed with the SEC. As of October 31, 2008, Infinity’s directors and executive officers beneficially owned approximately 4,886,372 shares, or approximately 24 percent, of Infinity’s common stock. A more complete description of the interests of Infinity’s officers and directors will be available in the proxy statement.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the transactions between Infinity, Mundipharma International Corporation Limited and Purdue Pharmaceutical Products L.P. (together, the “Purdue Companies”) and, as applicable, any associated entities of the Purdue Companies, including, without limitation: the expected timetable for completing the Second Closing under the Securities Purchase Agreement; statements about the future expectations and beliefs of Infinity’s management, including expectations with respect to Infinity’s cash run-rate; and statements about the goals, plans and prospects of Infinity, including with respect to the development and commercialization of products under the strategic alliance agreements described herein (the “Strategic Alliance Agreements”), constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability of each of Infinity and the Purchasers to satisfy the closing conditions with respect to the Second Closing under the Securities Purchase Agreement, including obtaining the approval of the transaction by Infinity’s stockholders; risks relating to the ability of the parties to successfully research, develop and commercialize products under the Strategic Alliance Agreements; and factors described in Infinity’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as filed with the SEC, and other filings that Infinity makes with the SEC from time to time. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Infinity’s actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, the statements in this document reflect Infinity’s expectations and beliefs as of the date of this document. Infinity anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while Infinity may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Infinity’s views as of any date after the date of this document.